Exhibit 99.2

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh

425-453-9400

ESTERLINE CORPORATION APPOINTS SCOTT E. KUECHLE AND H. JAY WINSHIP TO BOARD OF DIRECTORS

Expands Board from Nine to Eleven Directors

BELLEVUE, Wash., December 18, 2012 – Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today announced the appointment of Scott E. Kuechle, former Executive Vice President and Chief Financial Officer of Goodrich Corporation, and H. Jay Winship, a Principal and Senior Managing Director of Relational Investors LLC (“Relational”), to the company’s Board of Directors effective December 13.

Kuechle was appointed to the class of directors whose term of office will expire at the 2013 annual meeting, when he will be nominated for election to a three-year term. Winship was appointed to the class of directors whose term of office will expire at the 2014 annual meeting. With these additions, Esterline’s Board now consists of eleven directors as a transition measure, anticipating Robert W. Cremin’s retirement in March. Nine of the directors meet New York Stock Exchange standards for independence: the other two directors are Brad Lawrence, the company’s Chairman, President & CEO; and his predecessor, Mr. Cremin.

Lawrence commented, “We are pleased to welcome Scott and Jay to our Board, and look forward to their insights and contributions. Scott’s extensive background in the aerospace and defense industry will be valuable to our Board as we continue to build on Esterline’s reputation for excellence in the development, manufacture, and service of highly engineered solutions for our customers. Jay will bring the perspective of a large shareholder as well as additional financial acumen to the boardroom, and we look forward to benefitting from his perspective and expertise.”

Kuechle said, “I am excited to join the Esterline Board at this important time. Esterline is an outstanding company with a very bright future ahead, and I am pleased to be part of it.”

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“We invested in Esterline because of its strong strategic position and experienced management team,” Winship added. “We believe the company has excellent opportunities to create value, and I look forward to working with the management team and the board.”

Under the terms of an agreement between Esterline and Relational, Relational will support the Esterline Board and has agreed to customary standstill provisions during the term of the agreement. Subject to certain conditions, the agreement runs into 2016, as long as Relational holds 2% or more of Esterline’s total common stock outstanding and Mr. Winship continues to serve on the Board. A copy of the agreement with further detail is attached to a Form 8-K filed by Esterline today with the Securities and Exchange Commission.

About Scott Kuechle:

Mr. Kuechle is recently retired from a 29-year career at Goodrich Corporation — a global supplier of systems and services to the aerospace and defense markets — which was acquired by United Technologies in July 2012. He served in a variety of increasingly responsible financial management positions at Goodrich, including Treasurer and Corporate Controller, concluding with seven years as Chief Financial Officer. In addition to his new role with Esterline, Mr. Kuechle also serves on the Board of Directors of Wesco Aircraft, and is a former member of Standard & Poor’s Corporate Executive Council.

Mr. Kuechle received his undergraduate degree in business administration and economics, magna cum laude, from the University of Wisconsin-Eau Claire, and also earned a master’s degree in industrial administration with a concentration in finance from Carnegie Mellon University, graduating first in his class.

About Jay Winship:

Mr. Winship is a Principal and Senior Managing Director for Relational Investors LLC and has been with the firm since its inception in 1996. As such, he works with Relational’s Investment Committee to develop and execute Relational’s investment strategies. Mr. Winship formerly served on the boards of Del Mar Database, Seaspan Containers Lines, Ltd., Seaspan Ship Management, Ltd., McKay Creek Technologies, Ltd, and Excel National Bank.

A magna cum laude graduate from the University of Arizona, Mr. Winship holds a bachelor’s degree in finance and a master’s in business administration from the University of California, Los Angeles. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

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About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales of approximately $2 billion, Esterline employs roughly 12,000 people worldwide.

Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit integration systems, secure communications systems, specialized medical equipment, and other high-end industrial applications.

The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.